                                                                    EXHIBIT 11.1

                  COMPUTATION OF PRO FORMA NET LOSS PER SHARE

                                                           YEAR ENDED         THREE MONTHS ENDED
                                                        DECEMBER 31, 1995       MARCH 31, 1996
                                                        -----------------     ------------------
Net loss..............................................     $(5,858,000)          $ (2,284,000)
Pro forma weighted average shares used to compute pro
  forma net loss per share:
     Convertible preferred stock......................       6,580,582              7,162,689
     Common stock outstanding.........................         608,496                636,696
     Convertible preferred stock from Mochida
       Transaction....................................              --                  3,846
Number of common shares, preferred shares and warrants
  issued and stock options granted in accordance with
  Staff Accounting Bulletin 83........................         876,730                876,730
                                                           -----------            -----------
          Total.......................................       8,065,808              8,679,961
                                                           ===========            ===========
          Pro forma net loss per share................     $     (0.73)          $      (0.26)

     The calculation includes the shares of convertible preferred stock (Series A, Series B, Series C and Series D) as if they had converted to common stock on their respective original dates of issuance and the weighted average shares outstanding resulting from the issuance of 350,000 shares of Series D preferred stock in conjunction with the Mochida Transaction assumed to have occurred on March 31, 1996, because such shares automatically convert to common stock upon closing of the initial public offering of the Company's common stock.